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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
DG FASTCHANNEL, INC.
(Name of Registrant as Specified In Its Charter)
Not Applicable
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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May 8, 2008

Dear Stockholder:

        You are cordially invited to attend the Annual Meeting of Stockholders of DG FastChannel, Inc. (the "Company"), which will be held at the Wingate Inn, 850 W. Walnut Hill Lane, Irving, Texas 75038, on Thursday, June 5, 2008 at 10:00 a.m. local time.

        Details of the business to be conducted at the Annual Meeting are given in the attached Proxy Statement and Notice of Annual Meeting of Stockholders.

        It is important that your shares be represented and voted at the meeting. Whether or not you plan to attend the Annual Meeting, please complete, sign and date the accompanying proxy card and return it in the enclosed postage-paid envelope at your earliest convenience.

        On behalf of the Board of Directors, I would like to express our appreciation of your continued interest in the affairs of the Company. We look forward to seeing you at the Annual Meeting.

Sincerely,

Omar A. Choucair Secretary

DG FASTCHANNEL, INC.
750 W. John Carpenter Freeway, Suite 700
Irving, Texas 75039

Notice of Annual Meeting of Stockholders
to be held June 5, 2008

        The Annual Meeting of Stockholders (the "Annual Meeting") of DG FastChannel, Inc. (the "Company") will be held at the Wingate Inn, 850 W. Walnut Hill Lane, Irving, Texas 75038, on Thursday, June 5, 2008 at 10:00 a.m. local time for the following purposes:

  1.
  To elect three directors, to serve for a three-year term or until his successor has been duly elected and qualified; and

  2.
  To transact such other business as may properly come before the meeting or any adjournment thereof.

        The foregoing are more fully described in the accompanying Proxy Statement. Only stockholders of record at the close of business on April 25, 2008 are entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof. A list of such stockholders will be available at the Annual Meeting and at least ten days prior to the Annual Meeting during normal business hours at the Company's headquarters located at 750 W. John Carpenter Freeway, Suite 700, Irving, Texas 75039 for examination by any stockholder.

        Whether or not you plan to attend the Annual Meeting, please date, execute and promptly return the enclosed proxy card to the Company in the enclosed addressed and stamped envelope. You may revoke the proxy at any time before the proxy is exercised by delivering written notice of revocation to the Secretary of the Company, by delivering a subsequently dated proxy card or by attending the Annual Meeting, withdrawing the proxy and voting in person.

By Order of the Board of Directors,

Omar A. Choucair Secretary

DG FASTCHANNEL, INC.
750 W. John Carpenter Freeway, Suite 700
Irving, Texas 75039
972-581-2000

PROXY STATEMENT FOR
ANNUAL MEETING OF STOCKHOLDERS
To Be Held June 5, 2008

                 These proxy materials are furnished in connection with the solicitation of proxies by the Board of Directors of DG FastChannel, Inc., a Delaware corporation (the "Company"), for the Annual Meeting of Stockholders of the Company to be held at the Wingate Inn, 850 W. Walnut Hill Lane, Irving, Texas 75038, on Thursday, June 5, 2008, at 10:00 a.m. local time and at any adjournments or postponements thereof (the "Annual Meeting"). Shares represented by proxy cards in the form enclosed will be voted at the Annual Meeting if the proxy card is properly executed, returned to the Company before the Annual Meeting and not revoked. Any stockholder giving a proxy may revoke it at any time before it is voted by delivering written notice of revocation to the Secretary of the Company, by delivering a subsequently dated proxy card or by attending the Annual Meeting, withdrawing the proxy and voting in person. Your attendance at the Annual Meeting will not constitute automatic revocation of the proxy. These proxy materials were first mailed to stockholders on or about May 8, 2008.

PURPOSE OF MEETING

        At the Annual Meeting, stockholders will be asked to consider a proposal to elect three directors, to serve for a three-year term or until his successor has been duly elected and qualified. The Board of Directors recommends that stockholders vote "FOR" the nominees for directors.

VOTING RIGHTS AND SOLICITATION OF PROXIES

        The Company's common stock, $0.001 par value (the "Common Stock"), is the only type of security whose holders are entitled to vote at the Annual Meeting. On April 25, 2008, the record date for determination of stockholders entitled to vote at the Annual Meeting, there were 17,923,882 shares of Common Stock outstanding. Each stockholder of record is entitled to one vote for each share of Common Stock held by such stockholder on April 25, 2008.

Quorum Required

        The Company's Bylaws provide that the holders of a majority of the Common Stock issued and outstanding and entitled to vote at the Annual Meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes will be counted as present for the purpose of determining the presence of a quorum.

Votes Required

        Directors are elected by a plurality of the affirmative votes cast by holders of those shares present in person or represented by proxy at the Annual Meeting. The nominee for director receiving the highest number of affirmative votes will be elected. Abstentions and broker non-votes will not be counted toward a nominee's total.

Proxies

        Whether or not you are able to attend the Company's Annual Meeting, you are urged to complete and return the enclosed proxy, which is solicited by the Company's Board of Directors and which will be voted as you direct on your proxy when properly completed. In the event no directions are specified, such proxies will be voted "FOR" the nominee of the Board of Directors and in the discretion of the proxy holders as to other matters that may properly come before the Annual Meeting. Any stockholder giving a proxy may revoke it at any time before it is voted by delivering written notice of revocation to the Secretary of the Company, by delivering a subsequently dated proxy card or by attending the Annual Meeting, withdrawing the proxy and voting in person. Your attendance at the Annual Meeting will not constitute automatic revocation of the proxy. All shares represented by a valid proxy received prior to the Annual Meeting will be voted.

Solicitation of Proxies

        The Company will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement, the proxy and any additional soliciting material furnished to stockholders.

        Copies of solicitation material will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, the Company may reimburse such persons for their costs of forwarding the solicitation material to such beneficial owners. The original solicitation of proxies by mail may be supplemented by solicitation by telephone, telegram or other means by directors, officers, employees or agents of the Company. No additional compensation will be paid to these individuals for any such services.

ELECTION OF DIRECTORS

        The Company currently has seven directors, divided into three classes. The term of one class of directors expires each year. The persons whose names are listed below have been nominated for election as director by the Board of Directors. A nominee, if elected, will serve until the Annual Meeting in 2011 or until his successor has been elected and qualified.

        The Board of Directors' nominees for election as directors for a three-year term expiring at the Company's Annual Meeting in 2011 are as follows:

Name	Age	Title(s)
William Donner(1)	55	Director
Kevin C. Howe(1)(2)	59	Director
Anthony J. LeVecchio(1)	61	Director

(1)
Member of the Audit Committee

(2)
Member of the Compensation Committee

        William Donner has been a member of the Board of Directors of the Company since May 2006 after having served as a director of FastChannel Network, Inc. Since 2004, Mr. Donner has served as CEO of MedCommons, a personal health record storage and transport company. In the early 1980s, Mr. Donner built and ran Precision Business Systems, a Wall Street based systems integrator. Precision Business Systems was sold to Bank of America in 1988 and subsequently, a division was sold to Reuters, PLC, where Mr. Donner ran the Reuters Dealing 2001 and 2002 Trading Services. In 1994, Mr. Donner was named Chief Architect of Reuters where he ran the central research group. Mr. Donner joined the Greenhouse Group, Reuters' corporate venture capital arm, in 1996. In 1999, Mr. Donner joined Fenway Partners, a private equity fund, where he led the technology investment group. Mr. Donner holds a B.S.E.E. from Massachusetts Institute of Technology.

        Kevin C. Howe has been a member of the Board of Directors of the Company since February 2001. Since 1999, he has been the Managing Partner of Mercury Ventures. Mercury Ventures manages seven different funds that invest in emerging technology companies that focus on Internet applications. Mr. Howe served on the board of The Sage Group, plc. which is traded on the London Stock Exchange from 1991 to 2005. Mr. Howe also sits on the boards of two privately held technology firms. In 1985, he co-founded DacEasy, an early leader in packaged application software. In 1987, Mr. Howe led the sale of DacEasy to Insilco (a Fortune 500 company). In 1991, Mr. Howe led the carve-out of DacEasy from Insilco and subsequent sale to The Sage Group, plc. which had market capitalization of over $7 billion. He was Chief Executive Officer of the US operations of The Sage Group, plc. responsible for operations and acquisitions until 1999. In 1993, Mr. Howe also co-founded Martin Howe Associates, which was an early leader in the merchant credit card processing industry and a pioneer in wireless solutions. The company was sold in 1997 to PMT Services, Inc., a Nasdaq listed company. Mr. Howe received his MBA from Southern Methodist University in 1976.

        Anthony J. LeVecchio has been a member of the Board of Directors of the Company since August 2004. Since its formation in 1988, he has been the President of The James Group, a general business consulting firm that has advised clients across a range of high-tech industries. Prior to forming The James Group in 1988, Mr. LeVecchio was the Senior Vice President and Chief Financial Officer for VHA Southwest, Inc., a regional healthcare system. He currently serves on the Board of Directors of Microtune, Inc., a company that is listed on the Nasdaq Global Market, and serves as the Chairman of its Audit Committee. He currently serves on the Board of Directors of Ascendent Solutions, Inc., a company that is tracked on the OTC Bulletin Board and serves as the Chairman of its Audit Committee. He also serves on the Board of Directors of Viewpoint Financial Group, a Plano, Texas

based bank holding group traded on the Nasdaq Global Select Market and is on their audit, loan, legislative and compensation committees.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE NOMINEES FOR THE BOARD OF DIRECTORS.

Directors Continuing in Office

Name	Age	Title(s)	Expiration of Term as Director
Scott K. Ginsburg(2)	55	Chief Executive Officer and Chairman of the Board	2010
Omar A. Choucair(2)	46	Chief Financial Officer and Director	2009
Lisa C. Gallagher(1)	51	Director	2009
David M. Kantor(1)	51	Director	2009

(1)
Member of the Compensation Committee

(2)
Member of the Executive Committee

        Scott K. Ginsburg joined the Company in December 1998 as Chief Executive Officer and Chairman of the Board. In July 1999, Matthew E. Devine assumed the responsibilities as Chief Executive Officer, but Mr. Ginsburg remained the Company's Chairman. Mr. Ginsburg reassumed the responsibilities as Chief Executive Officer of the Company in November 2003 following Mr. Devine's resignation. Mr. Ginsburg founded the Boardwalk Auto Group in 1998, which consists of several car dealerships located in the Dallas area. From 1997 to 1998, Mr. Ginsburg served as Chief Executive Officer and Director of Chancellor Media Corporation (now part of Clear Channel Communications, Inc.). Mr. Ginsburg founded Evergreen Media Corporation in 1988, and was the co-founder of Statewide Broadcasting, Inc. and H&G Communications, Inc. Mr. Ginsburg earned a B.A. from George Washington University in 1974 and a J.D. from Georgetown University in 1978.

        Omar A. Choucair joined the Company as Chief Financial Officer in July 1999 and has been a member of the Board of Directors of the Company since November 2000. Prior to joining the Company, Mr. Choucair served as Vice President of Finance for AMFM, Inc. (formerly Chancellor Media Corporation) and served as Vice President of Finance for Evergreen Media Corporation before it was acquired by Chancellor Media Corporation in 1997. Prior to entering the media industry, Mr. Choucair was a Senior Manager at KPMG LLP, where he specialized in media and telecommunications clients. Mr. Choucair received a B.B.A. from Baylor University.

        Lisa C. Gallagher has been a member of the Board of Directors of the Company since May 2006 after having served first as a director, and most recently as Chairman of the Board of Directors, of FastChannel Network, Inc. since 2002. Since 2003, Ms. Gallagher has served as the Senior Vice President and Chief Operating Officer of Hawtan Leathers, a privately held international manufacturer of specialty leathers for the garment industry. She previously spent over 20 years as both a commercial as well as investment banker specializing in media transactions. She started her banking career in the early 1980s at the Bank of Boston and in 1997 moved to its investment bank, BancBoston Securities as Managing Director to run their Media & Communications Group. In 1998 she became Managing Director and Group head of the Internet/Media Convergence Group of Robertson Stephens, a leading high technology investment banking firm, upon the BancBoston Securities acquisition of Robertson Stephens. After leaving Robertson Stephens in 2001, she worked for Remy Capital Partners, a small investment banking boutique, before joining Hawtan Leathers. Ms. Gallagher holds a B.A. from Mount Holyoke College and an M.B.A. from the Simmons Graduate School of Management in Boston.

        David M. Kantor has been a member of the Board of Directors of the Company since August 1999. Since 2000, Mr. Kantor has been a media industry consultant and Vice Chairperson and Chief Executive Officer of Reach Media, a company that develops, acquires and partners in quality media and marketing opportunities targeting the African American population. Formerly, he was Senior Vice President for Network Operations of AMFM, Inc. (formerly Chancellor Media Corporation) and President of ABC Radio Network, having previously served as Executive Vice President. Prior to joining ABC Radio Network, he held executive positions with Cox Cable and Satellite Music Network. Mr. Kantor holds a B.S. from the University of Massachusetts and an MBA from Harvard Business School.

Corporate Governance

  Independence

        The Board of Directors has determined, after considering all of the relevant facts and circumstances, that each of Mr. Howe, Mr. Kantor, Mr. LeVecchio, Mr. Donner and Ms. Gallagher is independent from our management, and is an "independent director" as defined under the Nasdaq Marketplace Rules. This means that none of those directors (1) is an officer or employee of the Company or its subsidiaries or (2) has any direct or indirect relationship with the Company that would interfere with the exercise of his or her independent judgment in carrying out the responsibilities of a director. As a result, the Company has a majority of independent directors as required by the Nasdaq Marketplace Rules.

  Code of Business Conduct and Ethics

        The Company has adopted a Code of Business Conduct and Ethics that applies to its directors, officers and employees. A copy of the Company's Code of Business Conduct and Ethics is available on its website at www.dgfastchannel.com by clicking first on "Who We Are," then on "Careers & Ethics." The Company will also provide a copy of its Code of Business Conduct and Ethics, without charge, to any stockholder who so requests in writing.

  Communications with the Board of Directors

        Stockholders may communicate with the Board of Directors by writing to the Board in care of the Company's Secretary, DG FastChannel, Inc., 750 West John Carpenter Freeway, Suite 700, Irving, Texas 75039. The Board of Directors has delegated responsibility for initial review of stockholder communications to the Company's Secretary. In accordance with the Board's instructions, the Secretary will forward the communication to the director or directors to whom it is addressed, except for communications that are (1) advertisements or promotional communications, (2) solely related to complaints by users with respect to ordinary course of business customer service and satisfaction issues or (3) clearly unrelated to our business, industry, management or Board or committee matters. In addition, the Secretary will make all communications available to each member of the Board, at the Board's next regularly scheduled meeting.

Board Committees

        The Board of Directors of the Company has three standing committees: the Audit Committee, the Compensation Committee and the Executive Committee. None of the directors who serve as members of the Audit Committee or the Compensation Committee are employees of the Company or any of its subsidiaries. The Company has no nominating committee or committee that recommends qualified candidates to the Board of Directors for nomination or election as directors.

  Audit Committee

        The Audit Committee operates under an Amended and Restated Charter of the Audit Committee adopted by the Company's Board of Directors, a copy of which was attached as Appendix A to the Company's 2007 Proxy Statement.

        The Audit Committee's functions include:

  •
  engaging independent auditors and determining their compensation;

  •
  making recommendations to the Board of Directors for reviewing the completed audit and audit report with the independent auditors, the conduct of the audit, significant accounting adjustments, recommendations for improving internal controls, and all other significant findings during the audit;

  •
  meeting at least quarterly with the Company's management and auditors to discuss internal accounting and financial controls, as well as results of operations reviews performed by the auditors;

  •
  determining the scope of and authorizing or approving any permitted nonaudit services provided by the independent auditors and the compensation for those services; and

  •
  initiating and supervising any special investigation it deems necessary regarding the Company's accounting and financial policies and controls.

        The Audit Committee is composed solely of directors who are not officers or employees of the Company and who, the Company believes, have the requisite financial literacy to serve on the Audit Committee, have no relationship to the Company that might interfere with the exercise of their independent judgment, and meet the standards of independence for members of an audit committee under the rules of the Securities and Exchange Commission (the "SEC") and under the Nasdaq Marketplace Rules.

        Messrs. LeVecchio (Chairman), Donner and Howe are the current members of the Audit Committee. The Board of Directors, after reviewing all of the relevant facts, circumstances and attributes, has determined that Mr. LeVecchio, the Chairman of the Audit Committee, is the sole "audit committee financial expert" on the Audit Committee.

  Compensation Committee

        The Compensation Committee's functions include:

  •
  establishing and administering the Company's compensation policies;

  •
  determining, or recommending to the Board, the compensation of the Company's executive officers;

  •
  administering the Company's equity compensation plans; and

  •
  overseeing the administration of other employee benefit plans and fringe benefits paid to or provided for the Company's officers.

        See "Executive Compensation—Compensation Committee Report" below. Messrs. Howe (Chairman) and Kantor and Ms. Gallagher are the current members of the Compensation Committee. All current members of the Compensation Committee are "independent directors" as defined under the Nasdaq Marketplace Rules.

  Executive Committee

        The Executive Committee was established in January 2001. The Executive Committee has the authority, between meetings of the Board of Directors, to take all actions with respect to the management of the Company's business that require action by the Board of Directors, except with respect to certain specified matters that by law must be approved by the entire Board of Directors. Messrs. Ginsburg and Choucair are the current members of the Executive Committee.

Attendance at Meetings of the Board of Directors and Committees; Attendance at Annual Meetings

        During 2007, the Board of Directors held ten meetings. The Audit Committee held seven meetings during 2007, and the Compensation Committee did not have any meetings during 2007. Instead, all issues normally considered by the Compensation Committee were considered by the entire Board of Directors. All persons who were directors during 2007 attended at least 75% of the total of the Board meetings and the meetings of committees on which they served that were held while such person served as a director.

        The Company encourages all directors to attend its Annual Meeting of Stockholders. All directors attended the Company's 2007 Annual Meeting of Stockholders.

Nominations to the Board of Directors

        The Board of Directors does not have a nominating committee or other committee that recommends qualified candidates to the Board for nomination or election as directors. The Board of Directors believes that, because of its relatively small size, it is sufficient for the independent directors to select or recommend director nominees. The Board of Directors has adopted a nominations process that provides that the Company's independent directors (as defined under the Nasdaq Marketplace Rules), acting by a majority, are authorized to recommend individuals to the Board of Directors for the Board's selection as director nominees. Under the rules promulgated by the SEC, the independent directors are, therefore, treated as a "nominating committee" for the purpose of the disclosures in this section.

        With respect to the nominations process, the independent directors do not operate under a written charter, but under resolutions adopted by the Board of Directors.

        The independent directors are responsible for reviewing and interviewing qualified candidates to serve on the Board of Directors, for making recommendations to the full Board for nominations to fill vacancies on the Board, and for selecting the management nominees for the directors to be elected by the Company's stockholders at each annual meeting. The independent directors have not established specific minimum age, education, experience or skill requirements for potential directors. The independent directors have, however, been authorized by the Board of Directors to take into account all factors they consider appropriate in fulfilling their responsibilities to identify and recommend individuals to the Board as director nominees. Those factors may include, without limitation, the following:

  •
  an individual's business or professional experience, accomplishments, education, judgment, understanding of the business and the industry in which the Company operates, specific skills and talents, independence, time commitments, reputation, general business acumen and personal and professional integrity or character;

  •
  the size and composition of the Board and the interaction of its members, in each case with respect to the needs of the Company and its stockholders; and

  •
  regarding any individual who has served as a director of the Company, his past preparation for, attendance at, and participation in meetings and other activities of the Board or its committees and his overall contributions to the Board and the Company.

        The independent directors may use multiple sources for identifying and evaluating nominees for directors, including referrals from the Company's current directors and management as well as input from third parties, including executive search firms retained by the Board. The independent directors will obtain background information about candidates, which may include information from directors' and officers' questionnaires and background and reference checks, and will then interview qualified candidates. The Company's other directors will also have an opportunity to meet and interview qualified candidates. The independent directors will then determine, based on the background information and the information obtained in the interviews, whether to recommend to the Board of Directors that a candidate be nominated to the Board.

        The independent directors will consider qualified nominees recommended by stockholders, who may submit recommendations to the independent directors in care of the Company's Board of Directors through a written notice as described under "—Corporate Governance—Communications with the Board of Directors" above. To be considered by the independent directors, a stockholder nomination for election at the 2009 annual meeting (1) must be submitted by January 9, 2009, (2) must contain a statement by the stockholder that such stockholder holds, and has continuously held for at least a year before the nomination, at least $2,000 in market value or 1% of the shares of Common Stock and that such stockholder will continue to hold at least that number of shares through the date of the annual meeting of stockholders, and (3) must be accompanied by a description of the qualifications of the proposed candidate and a written statement from the proposed candidate that he or she is willing to be nominated and desires to serve, if elected. Nominees for director who are recommended by the Company's stockholders will be evaluated in the same manner as any other nominee for director.

Director Compensation

        Directors of the Company receive compensation for services provided as a director as well as reimbursement for documented reasonable expenses incurred in connection with attendance at meetings of the Board and the committees thereof. The Company pays its directors an annual cash retainer of $12,000 plus $1,500 per meeting attended. Mr. LeVecchio is paid $13,000 as an additional retainer, as Chairman of the Audit Committee. Directors of the Company are also eligible to receive stock-based compensation.

Section 16(a) Beneficial Ownership Reporting Compliance

        The members of the Board of Directors, the officers of the Company and persons who hold more than 10% of the Company's outstanding common stock are subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended, which require them to file reports with respect to their ownership of the Company's common stock and their transactions in such common stock. Based upon (i) the copies of Section 16(a) reports that the Company received from such persons for their 2007 fiscal year transactions in the common stock and their common stock holdings and (ii) the written representation received from one or more of such persons that no annual Form 5 reports were required to be filed by them for the 2007 fiscal year, the Company believes that all reporting requirements under Section 16(a) for such fiscal year were met in a timely manner by its officers, Board members and greater than 10% shareholders at all times during the 2007 fiscal year.

Other Information

        In September 1999, a civil lawsuit was filed by the SEC in the United States District Court for the Southern District of Florida against Scott K. Ginsburg, the Chairman of the Board of the Company, his brother and his father. The lawsuit alleged that Mr. Ginsburg had violated the insider trading provisions of the federal securities laws by communicating material, non-public information to his brother in 1996 regarding the securities of EZ Communications, Inc. ("EZ") and in 1997 regarding the securities of Katz Media, Inc. ("Katz"). The lawsuit further alleged that Mr. Ginsburg's father and brother, relying upon the information allegedly furnished by Mr. Ginsburg, purchased securities in EZ and Katz, and subsequently profited from the sale of such securities.

        In April 2002, a jury found that Mr. Ginsburg did make these communications, known as "tipping," and therefore concluded that he had violated Sections 10(b) and 14(e) of the Exchange Act and Rules 10b-5 and 14e-3 thereunder. In July 2002, the United States District Court imposed a $1,000,000 civil penalty against Mr. Ginsburg.

        Mr. Ginsburg filed a motion asking the Court to set aside its ruling and the verdict of the jury. On December 19, 2002, the United States District Court granted Mr. Ginsburg's motion for judgment notwithstanding the verdict. The Court overturned the jury verdict in its entirety and set aside the civil penalty.

        On February 13, 2003, the SEC filed a Notice of Appeal, seeking to reverse the Court's decision and challenging the Court's earlier refusal to impose an injunction against Mr. Ginsburg. In March 19, 2004 a decision of a three-judge panel of the Eleventh Circuit U.S. Court of Appeals reversed the decision by the U.S. District Court for the Southern District of Florida on December 19, 2002. The Court of Appeals (i) reinstated the jury verdict that Mr. Ginsburg had, in matters unrelated to the Company, violated Sections 10(b) and 14(e) of the Exchange Act and Rules 10b-5 and 14e-3 thereunder, (ii) reinstated a $1 million civil penalty against Mr. Ginsburg and (iii) remanded the case to the District Court with instructions to enjoin Mr. Ginsburg from violations of the federal securities laws and regulations. The Court of Appeals did not bar Mr. Ginsburg from serving as an officer or director of a public company and the Company's Board immediately and unanimously moved to affirm Mr. Ginsburg in his capacity as Chairman of the Board of Directors.

        THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE NOMINEES FOR THE BOARD OF DIRECTORS.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth the beneficial ownership of our common stock as of April 25, 2008, except as noted, for (a) each stockholder known by us to own beneficially more than 5% of our common stock; (b) each of our Directors; (c) each executive officer named in the Summary Compensation Table; (d) and all of our current Directors and executive officers as a group. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to the securities.

	Shares Beneficially Owned as of April 25, 2008(1)(2)
Beneficial Owner	Number of Shares	Percentage of Class
Scott K. Ginsburg(3) Moon Doggie Family Partnership	3,339,031	17.9%
Omar A. Choucair(4)	75,217	*
Pamela Maythenyi(5)	14,320	*
Neil H. Nguyen(6)	20,708	*
David M Kantor(7)	23,166	*
Kevin C. Howe(8)	34,366	*
Anthony J. LeVecchio(9)	17,166	*
Lisa C. Gallagher	14,000	*
William Donner	3,745	*
Costa Brava Partnership III, LP 420 Boylston St. Boston, MA 02116	1,736,466	9.7%
Kinderhook Partners, LP 1 Executive Dr., Suite 160 Fort Lee, NJ 07024	1,558,842	8.7%
William Blair & Company, L.L.C. 222 West Adam Street Chicago, IL 60606	1,236,284	6.9%
All directors and executive officers as a group (9 persons)(10)	3,541,719	18.8%

*
Less than 1% of the Company's common stock.

(1)
Except as indicated in the footnotes to this table and pursuant to applicable community property laws, to the Company's knowledge, the persons and entities named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Unless otherwise indicated, the business address of each beneficial owner listed is 750 West John Carpenter Freeway, Suite 700, Irving, TX 75039

(2)
The number of shares of common stock outstanding as of April 25, 2008 was 17,923,882, which includes 6,670 shares of commons stock from restricted grants to the non-employee members of the Board of Directors, one-half of which will vest on each of April 11, 2009 and April 11, 2010. The number of beneficially owned shares includes shares issuable pursuant to stock options and warrants that may be exercised within sixty days after April 25, 2008.

  (3)
  Based on filings with the Securities and Exchange Commission indicating beneficial ownership. Includes 2,303,531 shares held of record by Scott K. Ginsburg and 292,013 shares held in the name of Moon Doggie Family Partnership, L.P. Scott K. Ginsburg is the sole general partner of Moon Doggie Family Partnership, L.P. Includes options exercisable into 91,662 shares of common stock, warrants issued to Moon Doggie Family Partnership, L.P. exercisable into 300,852 shares of common stock and warrants issued to Scott K. Ginsburg exercisable into 350,973 shares of common stock.

  (4)
  Includes options exercisable into 63,165 shares of common stock and warrants exercisable into 8,666 shares of common stock.

  (5)
  Represents options exercisable into 14,320 shares of common stock.

  (6)
  Represents options exercisable into 20,708 shares of common stock.

  (7)
  Includes options exercisable into 20,166 shares of common stock.

  (8)
  Includes options exercisable into 19,166 shares of common stock.

  (9)
  Includes options exercisable into 7,666 shares of common stock.

  (10)
  Includes options exercisable into 236,853 shares of common stock and warrants exercisable into 660,491 shares of common stock.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

  Compensation Philosophy and Objectives

        The Compensation Committee believes that the most effective executive compensation program is one that is designed to reward the achievement of specific annual, long-term and strategic goals by the Company, and which aligns executives' interests with those of the stockholders by rewarding performance at or above established goals, with the ultimate objective of improving stockholder value. The philosophy of the Compensation Committee is to evaluate both performance and compensation to ensure that we maintain our ability to attract and retain superior employees in key positions and that compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executives of our peer companies. Additionally, the Compensation Committee maintains flexibility, enabling management and the Board to make decisions based on the needs of the business and to recognize different levels of individual contribution and value creation. To that end, the Compensation Committee believes executive compensation packages should include both cash and equity-based compensation that reward performance as measured against established goals.

  Setting Executive Compensation

        The Compensation Committee reviews our compensation plans which were developed in conjunction with Company management who utilized publicly available compensation data in the media services and technology industries. We believe that the practices of these groups of companies provide us with appropriate compensation benchmarks, because these groups of companies are in similar businesses and tend to compete with us for executives and other employees. For benchmarking executive compensation, we typically review the compensation data we have collected from these groups of companies, as well as a subset of the data from those companies that have a similar number of employees as the Company. For purposes of determining executive compensation, we have not engaged consultants to help us analyze this data or to compare our compensation programs with the practices of the companies represented in the compensation data we review.

        As the basis for its 2007 comparative review, the Compensation Committee determined the appropriate companies to include in the executive compensation peer group. The Compensation Committee believes that the Company's most direct competitors for executive talent include a broader range of large capitalization companies than those firms with which the Company might be compared for stock performance purposes. As a result, the Compensation Committee included companies in the compensation comparison group beyond those included in the Company's peer group index that appears in the stock performance graph contained in Item 5 of the Company's Annual Report on Form 10-K. For 2007, the Committee compared the Company's executive compensation levels with available information for similar executive positions at companies in a broad industry group of ten technology, media, and telecommunications companies comparable in size to the Company (the "industry group"). The 10 companies included in the industry group were Point.360, MediaLink, Avid, LodgeNet, ValueClick, Akamai, Viewpoint Corporation, National Cinemedia, Getty Images, and Access IT. With respect to the Company's executive officers, because information for each position being reviewed was not available for comparable positions at each company in the industry group, the companies included in the market competitive data used by the Committee in its review varied for each position.

        Based on management's analyses and recommendations, the Compensation Committee has approved a pay-for-performance compensation philosophy, which is intended to establish base salaries and total executive compensation (taking into consideration the executive's experience and abilities) that are competitive with those companies with a similar number of employees represented in the compensation data we review.

        We work within the framework of this pay-for-performance compensation philosophy to determine each component of an executive's initial compensation package based on numerous factors, including:

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  the individual's particular background, track record and circumstances, including training and prior relevant work experience;

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  the individual's role with us and the compensation paid to similar persons in the companies represented in the compensation data that we review;

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  the demand for individuals with the individual's specific expertise and experience;

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  performance goals and other expectations for the position; and

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  uniqueness of industry skills.

Employment Agreements

        We have entered into employment agreements with all executive officers, the key terms of which are described in the narrative following the Summary Compensation Table. We believe that having employment agreements with our executives is often beneficial to us because it provides retentive value and generally gives us a competitive advantage in the recruiting process over a company that does not offer an employment agreement. Our employment agreements set forth the terms and conditions of employment and establish the components of an executive's compensation, which generally include the following:

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  Base salary;

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  A target annual cash bonus with the actual amount determined based on whether performance criteria are met;

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  Benefits, including participation in our retirement plans and health, life insurance and disability insurance plans.

        Our employment agreements, also contain key provisions in the event of an executive's termination or resignation, setting forth the circumstances under which an executive may resign for "good reason" or that we may terminate the agreement "for cause," and formalizing restrictive covenants such as commitments not to join a competitor within a set time frame, not to solicit our employees to leave our Company, and to protect our confidential information, among others. The events that constitute a termination for "good reason" are negotiated in connection with the employment agreement and generally include such events as substantial changes in the executive's duties or reporting structure, relocation requirements, reductions in compensation and any breach by us of the agreement. There are change-in-control provisions in our employment agreements.

Key Considerations in Determining Executive Compensation

        In general, the terms of our executive employment agreements are initially negotiated by our CEO and CFO, as appropriate, and legal counsel. The agreements for our executives over whose compensation the Compensation Committee has authority are presented to the Compensation Committee for consideration. When appropriate, such as in the case of the agreements for Messrs. Ginsburg and Choucair, the Compensation Committee takes an active role in the negotiation process. The Compensation Committee also establishes from time to time the general compensation principles set forth in our executive employment agreements.

        During the review and approval process for the employment agreements for executives under its purview, the Compensation Committee considers the appropriate amounts for each component of compensation and the compensation design appropriate for the individual executive. In its analysis, the Compensation Committee considers the individual's credentials, and if applicable, performance at the Company, the compensation history of the executive, data on the compensation of individuals in comparable positions at our Company and the total projected value of the compensation package to the executive.

        The Compensation Committee does exercise the discretion to increase or decrease awards or payouts, except for base salary, which has an established minimum set forth in the respective employment agreements.

        The Compensation Committee does not use rigid guidelines in determining the mix of compensation elements (i.e., long-term versus currently paid out compensation and cash versus non-cash compensation) for each senior executive.

  2007 Executive Compensation Components

        For the fiscal year ended December 31, 2007, the principal components of compensation that our named executive officers were eligible to receive were:

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  Base salary;

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  Performance-based incentive compensation (annual bonus);

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  Long-term equity incentive compensation;

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  Participation in the Company's 401(k) Plan; and

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  Perquisites and other personal benefits.

        The Company determines the total target compensation for its executive officers based, upon (i) publicly available compensation data within the industry group selected by the Compensation Committee, set forth above (ii) experience, and (iii) internal equity. The companies included within the Company's survey for 2007 comprise an industry group which change over time for various reasons, including the acquisition by the Company of certain of such companies, and other companies of similar size entering the segment of the technology, media and telecommunications industry in which the Company competes.

        Utilizing this industry data, together with information relating to the individual executive officer's credentials, performance and compensation history at the Company, and the compensation history of that executive officer and the other executive officers at the Company, the Compensation Committee establishes a target range of total compensation that it believes is appropriate for each executive officer. The Compensation Committee then seeks to establish each element of compensation in an amount that will optimally motivate the executive officer, but keeping within the target compensation range. The Compensation Committee does not utilize formulas in establishing the amounts for each element of pay, because the Committee believes that the appropriate mix among the various elements of compensation differs for the various executive officers based on various factors, including but not limited to their need for current income as opposed to long-term compensation. The Company believes that it is better able to achieve the appropriate mix among the various elements of compensation for each executive officer through negotiations directly with that officer, rather than by applying formulas. However, the Compensation Committee believes that all executive officers should have a significant amount of their total compensation package in the form of performance-based incentive compensation (annual cash bonus) and long-term equity incentive compensation. The amounts reflected in the Summary Compensation Table and their individual employment agreements reflect this process.

  Base Salary

        Base salaries for our executives are established based on the scope of their responsibilities and their prior relevant background, track record, training and experience, taking into account competitive market compensation paid by the companies represented in the compensation data we review for similar positions and the overall market demand for such executives at the time the respective employment agreements are negotiated. As with total executive compensation, we believe that executive base salaries should be competitive with the range of salaries for executives in similar positions and with similar responsibilities in the companies of similar size to us represented in the compensation data we review. An executive's base salary is also evaluated together with components of the executive's other compensation to ensure that the executive's total compensation is consistent with our overall compensation philosophy.

        The base salaries were established in arms-length negotiations between the executive and the Company, taking into account their extensive experience, knowledge of the industry, track record, and achievements on behalf of the Company. Although the Company considered the same factors in establishing the base salaries of each of the executives, due to the different levels of satisfaction of such factors by each executive, the base salaries are, in certain cases, substantially different. Specifically, due to his extensive experience, responsibilities and significant market demand, the Company believes that it is appropriate that Mr. Ginsburg's base salary is substantially higher than the Company's other executives.

        Base salaries are adjusted annually in accordance with the terms of the executive's employment agreement.

        With respect to the Chairman and our other executive officers, the Compensation Committee believes that using the industry group provides comparative data on the companies that are most likely to compete directly with the Company for senior executive talent.

        Consistent with the Company's financial performance expectations, its size and complexity, and each executive's position relative to similarly situated executives in each of the peer groups noted above, the Committee generally targets total direct compensation, which is composed of base salary, target annual cash bonus, and the estimated value of stock-based awards.

  Annual Bonus

        Our compensation program includes eligibility for an annual performance-based cash bonus. The amount of the cash bonus is generally consistent with the targeted bonus established in the executive's employment contract and may be adjusted on a discretionary basis, based on performance, in accordance with the employment contract. All executives are eligible for annual performance-based cash bonuses as set forth in their employment agreements and in accordance with Company policies. As provided in their employment agreements, our Chief Executive Officer and Chief Financial Officer are eligible for annual performance-based cash bonuses of up to $187,500 and $75,500, respectively (which amounts are adjusted upward during the term of the agreement). In its discretion, the Compensation Committee and Board of Directors may, however, award a bonus payment above or below this target amount.

        In the Compensation Committee's view, the use of annual cash bonuses that are based on performance creates a direct link between executive compensation and individual and business performance.

        The Compensation Committee establishes specific criteria to assist it in determining the annual bonuses for the Chief Executive Officer and other executives. The Compensation Committee established bonuses pursuant to the target contractual bonuses detailed in the executive's employment agreement, which represent the amount the Company would expect to pay the executive each year for satisfactory performance. Thus, if the Company achieves its financial objectives and the executive achieves his or her individual goals, receipt of at least the target bonus amount by each executive is likely. While these goals are used as a guide by the Compensation Committee in determining the bonuses to be paid to the executives, the Compensation Committee has the discretion in making its bonus determinations and it has done so in individual bonus determinations.

        In evaluating the Company's performance and each individual executive's 2007 performance, the Compensation Committee determined that the Company and its executives generally met or exceeded the financial and individual goals that were established for 2007.

        These metrics are used because they encourage executives to achieve superior operating results using appropriate levels of capital. In its assessment of whether the goals are met, the Committee may consider the nature of unusual expenses or contributors to financial results, and authorize adjustments in its sole discretion.

        The individual goals established for Mr. Ginsburg and the other named executives at the beginning of 2007 included strategic and leadership goals tailored to the individual's position, and focused on the Company's strategic initiatives. The following is a summary of the individual goals for Mr. Ginsburg, all of which were completed during 2007:

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  Achieving revenue and margin improvements;

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  Identifying, negotiating, and closing on strategic transactions;

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  Successful negotiation and closing of an increased credit facility; and

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  Achieving the availability of expanded equity sell-side research of the Company.

        The Committee established these goals with the objective that they would help to enhance stockholder value. The Compensation Committee did not establish specific quantitative targets for the financial goals described above. These accomplishments, in addition to the Company's financial performance as a whole, served as a basis for the Committee's determination of the bonus to approve for Mr. Ginsburg and the other executive officers.

        Mr. Ginsburg's Annual Bonus.    As discussed above, the Compensation Committee believes that Mr. Ginsburg's annual cash bonus should be clearly linked to the Company's financial performance and his individual performance to further the compensation philosophy regarding accountability. In determining and approving Mr. Ginsburg's bonus, the Committee evaluated the Company's financial performance against Mr. Ginsburg's individual performance covering his roles as both the Chairman of the Board and the Chief Executive Officer of the Company, which focused on major business initiatives and objectives of the Company. The Committee also retained the discretion to consider other factors in setting Mr. Ginsburg's bonus. As a result, in recognition of Mr. Ginsburg's and the Company's significant accomplishments in 2007, the Compensation Committee approved a 2007 bonus for him of $262,500 which included $187,500 for his contractual target bonus plus an additional $75,000 as a discretionary bonus.

        In considering the individual performance of Mr. Ginsburg, the Compensation Committee noted, among other things, Mr. Ginsburg's outstanding financial, strategic and leadership accomplishments. To strengthen the portfolio of businesses, Mr. Ginsburg oversaw the acquisitions of Pathfire, Point.360, the assets and operations of GTN and a minority investment in Enliven. Mr. Ginsburg also pursued several initiatives to streamline and grow the Company's business. Based on these accomplishments the Compensation Committee approved the discretionary bonus of $75,000 because the Compensation Committee believed that Mr. Ginsburg's efforts would not be adequately rewarded with a bonus equal to his contractual target bonus.

        Annual Bonuses for Executives Other than the Chief Executive Officer.    The Compensation Committee established the 2007 cash bonuses for other executives in a similar manner as for Mr. Ginsburg. In establishing the 2007 bonuses, the Committee reviewed the Company's financial performance and the individual performance of each executive. In light of their and the Company's achievements, the Company's executives were awarded 2007 annual cash bonuses (set forth in the Summary Compensation Table).

        In determining and approving Mr. Choucair's bonus, the Committee evaluated the Company's financial performance against Mr. Choucair's individual performance covering his role as the Chief Financial Officer of the Company, which focused on major business initiatives and objectives of the Company. The Committee also retained the discretion to consider other factors in setting Mr. Choucair's bonus. Mr. Choucair was awarded a cash bonus of $120,000 which included $75,500 for his contractual target bonus plus an additional $44,500 as a discretionary bonus.

        The individual goals for Mr. Choucair, all of which were completed during 2007, were substantially the same as those goals indicated for Mr. Ginsburg. The individual accomplishments for Mr. Ginsburg and Mr. Choucair included both the completion of certain projects led by those officers (i.e., completion of the 2007 transactions and an enhanced senior credit facility), as well as achievement by the Company of certain financial objectives under the supervision of those officers. The Company's financial objectives under the supervision of Mr. Ginsburg and Mr. Choucair included achieving revenue and margin improvements throughout the Company, achieving cost reductions through streamlined organizational structures and achieving operating cost synergies relating to the 2007 transactions. The Compensation Committee did not establish any formula with respect to any of the foregoing financial objectives because the Compensation Committee believed that it would be in better position to evaluate the satisfaction of these financial objectives throughout the year, in light of the performance of the Company relative to the industry and the economy in general.

        In addition, the Compensation Committee approved Mr. Nguyen's annual bonus of $75,000 which was paid in accordance with the terms of his current employment agreement and an additional $25,000 bonus to relocate to the Dallas office. Ms. Maythenyi received bonuses totaling $30,000 in 2007, in accordance with the terms of her employment agreement.

        The following is a summary of the individual goals for Mr. Nguyen, all of which were achieved during 2007:

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  Achieving total revenue improvements;

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  Achieving significant cost reductions within his areas of supervision; and

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  Integrating the 2007 transactions' customer base into the combined company.

        The following is a summary of the individual goal for Ms. Maythenyi, which was achieved during 2007:

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  Achieving 2007 revenue Budget targets as described in Ms. Maythenyi's employment contract within the SourceEcreative division.

  Long-Term Equity Incentive Compensation

        We believe that long-term performance is achieved through an ownership culture that encourages long-term participation by our executives in equity-based awards. Our 2006 Long-term Stock Incentive Plan (the "2006 Plan") allows us to grant stock options to employees. We currently make initial equity awards of stock options to new executive and certain non-executive employees in connection with their employment with the Company. Annual grants of options, if any, are approved by the Compensation Committee.

        Initial Equity Incentives.    Executives and certain non-executive employees who join us are awarded initial stock option grants. These grants have an exercise price equal to the fair market value of our common stock on the later of the grant date or the date the employee joins us, and they typically vest ratably over four years. The initial stock option awards are intended to provide the executive with incentive to build value in the organization over an extended period of time. The size of the initial stock option award is also reviewed in light of the executive's track record, base salary, other compensation and other factors to ensure that the executive's total compensation is in line with our overall compensation philosophy.

        Subsequent Equity Incentives.    We may make annual stock option awards as part of our overall annual review process. The Compensation Committee believes that stock options provide management with a strong link to long-term corporate performance and the creation of stockholder value. We expect that the annual aggregate value of these awards would be set near the competitive median levels for companies represented in the compensation data we review. As is the case when the amounts of base salary and initial equity awards are determined, a review of all components of compensation is conducted when determining equity awards to ensure that total compensation conforms to our overall philosophy and objectives.

  Perquisites and Other Personal Benefits

        We provide named executive officers with perquisites and other personal benefits that we and the Compensation Committee believe are reasonable and consistent with our overall compensation program to better enable the Company to attract and retain superior employees for key positions. The Compensation Committee periodically reviews the levels of perquisites and other personal benefits provided to executive officers.

        We maintain benefits and perquisites that are offered to all employees, including health insurance, life and disability insurance, dental insurance and a 401(k) plan, including Company matching contributions.

  Termination Based Compensation

        Upon termination of employment, all executive officers are entitled to receive severance payments under their employment agreements. In determining whether to approve and as part of the process of setting the terms of such severance arrangements, the Compensation Committee recognizes that executives and officers often face challenges securing new employment following termination. Our Chief Executive Officer's employment agreement provides, if his employment is terminated (i) by the Company without cause, (ii) voluntarily for good reason, or (iii) voluntarily following a change in control, he is entitled to (a) all remaining salary in lump sum payments to the end of the employment term, plus salary in lump sum payments from the end of the employment term through the end of the first anniversary of the Date of Termination. Our Chief Financial Officer's employment agreement provides, if his employment is terminated (i) by the Company, without cause, (ii) voluntarily for good reason, or (iii) voluntarily following a change in control, he is entitled to (a) all remaining salary in lump sum payments to the end of the employment term, plus salary in lump sum payments from the end of the employment term through the end of the third anniversary of the Date of Termination. Following the end of the employment term, upon termination for any reason other than cause, our Chief Executive Officer and Chief Financial Officer each are entitled to continuation of their salary in effect at that time for a period of six months.

Tax and Accounting Implications

  Deductibility of Executive Compensation

        As part of its role, the Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that we may not deduct compensation of more than $1,000,000 that is paid to certain individuals. We believe that compensation paid under the management incentive plans are generally fully deductible for federal income tax purposes.

  Accounting for Stock-Based Compensation

        Beginning on January 1, 2006, we began accounting for stock-based payments, including awards under the 2006 Plan, in accordance with the requirements of SFAS No. 123 (revised 2004), Share-Based Payment, or SFAS 123(R).

Compensation Committee Report

        The Compensation Committee of the Board of Directors of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors of the Company that the Compensation Discussion and Analysis be included in this Annual Report on Form 10-K.

THE COMPENSATION COMMITTEE
Kevin C. Howe, Chairman Lisa C. Gallagher David M. Kantor

Summary Compensation Table

        The following table shows the compensation for the fiscal year ended December 31, 2007 and 2006 earned by our Chairman and Chief Executive Officer, our Chief Financial Officer who is our Principal Financial and Accounting Officer, and others considered to be executive officers of the Company.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)(1)		All Other Compensation ($)		Total ($)
Scott K. Ginsburg Chairman and Chief Executive Officer	2007 2006	375,000 323,077	262,500 175,000	94,668 42,482	(2) (11)	361,965 230,085	(3) (12)	1,094,133 770,644
Omar A. Choucair Chief Financial Officer	2007 2006	255,769 229,230	120,000 105,000	37,867 22,942	(4) (13)	23,843 20,660	(5) (14)	437,479 377,832
Neil H. Nguyen Executive Vice President of Sales and Operations	2007 2006	220,000 192,500	100,000 115,000	43,176 22,558	(6) (15)	101,105 58,051	(7) (16)	464,281 388,109
Pamela Maythenyi Sr. Vice President of SourceEcreative	2007 2006	185,192 173,308	30,000 60,000	28,780 16,902	(8) (17)	10,120 7,647	(9) (18)	254,092 257,857

(1)
See Note 13 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for our fiscal year ended December 31, 2007 for details as to the assumptions used to determine the fair value of stock awards.

(2)
Represents compensation expense incurred by us in fiscal year 2007 in connection with the grant of options to purchase 100,000 shares of common stock to Mr. Ginsburg on July 12, 2006, calculated in accordance with SFAS 123(R).

(3)
Consists of $12,000 paid for automobile allowance, $331,958 which represents the amount paid in 2007 for Mr. Ginsburg's personal guarantee of a portion of the Company's debt, $2,679 in matching contributions to the Company's 401(K) plan and $15,328 which represents the costs of insurance premiums paid by the Company for participation in the health insurance program.

(4)
Represents compensation expense incurred by us in fiscal year 2007 in connection with the grant of options to purchase 40,000 shares of common stock to Mr. Choucair on July 12, 2006, calculated in accordance with SFAS 123(R).

(5)
Consists of $6,000 paid for automobile allowance, $2,515 in matching contributions to the Company's 401(K) plan, and $15,328 which represents the costs of insurance premiums paid by the Company for participation in the health insurance program.

(6)
Consists of $37,867 and $5,309 representing compensation expense incurred by us in fiscal year 2007 in connection with the grant of options to purchase 40,000 and 3,000 shares of common stock to Mr. Nguyen on July 12, 2006 and March 30, 2005, respectively, calculated in accordance with SFAS 123(R).

(7)
Consists of $6,000 paid for automobile allowance, $2,305 in matching contributions to the Company's 401(K) plan, $77,472 for sales commissions, and $15,328 which represents the costs of insurance premiums paid by the Company for participation in the health insurance program.

(8)
Consists of $2,997, $3,232, $18,934, and $3,617 representing compensation expense incurred by us in fiscal year 2007 in connection with the grant of options to purchase 2,500, 2,500, 20,000, and 2,500 shares of common stock to Ms. Maythenyi on, August 31, 2004, August 31, 2005, July 12, 2006, and August 31, 2006, respectively, calculated in accordance with SFAS 123(R).

(9)
Consists of $2,077 paid for automobile allowance, and $8,043 which represents the costs of insurance premiums paid by the Company for participation in the health insurance program.

(10)
See Note 2 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for our fiscal year ended December 31, 2006 for details as to the assumptions used to determine the fair value of stock awards.

(11)
Represents compensation expense incurred by us in fiscal year 2006 in connection with the grant of options to purchase 100,000 shares of common stock to Mr. Ginsburg on July 12, 2006, calculated in accordance with SFAS 123(R).

(12)
Consists of $12,000 paid for automobile allowance, $203,425 which represents the amount paid for Mr. Ginsburg's personal guarantee of a portion of the Company's debt, and $14,660 which represents the costs of insurance premiums paid by the Company for participation in the health insurance program.

(13)
Consists of $16,891, $3,496, and $2,555 representing compensation expense incurred by us in fiscal year 2006 in connection with the grant of options to purchase 40,000, 2,500, and 25,000 shares of common stock to Mr. Choucair on July 12, 2006, May 16, 2003, and February 20, 2002, respectively, calculated in accordance with SFAS 123(R).

(14)
Consists of $6,000 paid for automobile allowance, and $14,660 which represents the costs of insurance premiums paid by the Company for participation in the health insurance program.

(15)
Consists of $16,891 and $5,667 representing compensation expense incurred by us in fiscal year 2006 in connection with the grant of options to purchase 40,000 and 3,000 shares of common stock to Mr. Nguyen on July 12, 2006 and March 30, 2005, respectively, calculated in accordance with SFAS 123(R).

(16)
Consists of $3,000 paid for automobile allowance, $40,391 for sales commissions, and $14,660 which represents the costs of insurance premiums paid by the Company for participation in the health insurance program.

(17)
Consists of $1,373, $8,445, $3,113, and $3,971 representing compensation expense incurred by us in fiscal year 2006 in connection with the grant of options to purchase 2,500, 20,000, 2,500, and 2,500 shares of common stock to Ms. Maythenyi on August 31, 2006, July 12, 2006, August 31, 2005, and August 31, 2004, respectively, calculated in accordance with SFAS 123(R).

(18)
Represents the costs of insurance premiums paid by the Company for participation in the health insurance program.

Grants of Plan-Based Awards

        During the fiscal year ended December 31, 2007, none of the individuals named in the Summary Compensation Table received stock option awards.

Discussion of Summary Compensation Table and Grants of Plan-Based Awards

        The terms of our executive officers' compensation are derived from our employment agreement with them and the annual performance review by our Compensation Committee or the entire Board. The terms of Mr. Ginsburg's employment agreement with us were the result of negotiations between us and Mr. Ginsburg and were approved by our Board of Directors. The terms of Mr. Choucair's employment agreement with us were the result of negotiations between our Chief Executive Officer and Mr. Choucair and were approved by our Board of Directors. The terms of Ms. Maythenyi's employment agreement with us were the result of negotiations between our Chief Executive Officer and Ms. Maythenyi and were approved by our Compensation Committee. The terms of Mr. Nguyen's employment agreement with us were the result of negotiations between our Chief Executive Officer and Mr. Nguyen and were approved by our Compensation Committee.

Employment Agreement with Scott K. Ginsburg

        On June 22, 2006, the Company entered into an Employment Agreement with our Chief Executive Officer, Scott K. Ginsburg. Pursuant to the Employment Agreement between Mr. Ginsburg and the Company (the "CEO Agreement"), the Company agreed to employ Mr. Ginsburg as its Chief Executive Officer from the date of the Agreement through May 31, 2008. Under the CEO Agreement, Mr. Ginsburg is entitled to an annualized base salary of $375,000 and is eligible for an annual bonus of up to $187,500 for the term of the Agreement. The Company retained the right to increase the base compensation as it deems necessary. In addition, Mr. Ginsburg is entitled to participate in the Company's stock option plans, is entitled to four weeks of paid vacation per calendar year and is to receive a car allowance totaling $1,000 per month for the term of the Agreement. Finally, during the term of the Agreement, the Company shall pay the amount of premiums or other costs incurred for the coverage of Mr. Ginsburg and his spouse and dependent family members under the Company's health plan.

        The CEO Agreement also includes provisions respecting severance, non-solicitation, non-competition, and confidentiality obligations. Pursuant to the CEO Agreement, if he terminates his employment for Good Reason (as described below), or, is terminated prior to the end of the Employment Term by the Company other than for Cause (as described below) or death, he shall be entitled to all remaining salary to the end of the Employment Term, plus salary from the end of the Employment Term through the end of the first anniversary of the Date of Termination, at the rate of salary in effect on the Date of Termination in a lump sum payment. He shall have no obligation to seek other employment and any income so earned shall not reduce the foregoing amounts. If he is terminated by the Company for Cause (as described below), or at the end of the Employment Term, he shall not be entitled to further compensation. Following the end of the Employment Term, upon termination of his employment with the Company for any reason other than Cause, but upon ninety days prior written notice if such termination is by him, the Company shall pay to the employee his salary as then in effect for a period of six months. Under the Agreement, Good Reason includes the assignment of duties inconsistent with his title, a material reduction in salary and perquisites, the relocation of the Company's principal office by 20 miles, the transfer to an office other than the principal office or a material breach of the CEO Agreement by the Company. Under the CEO Agreement, Cause includes conviction of or a plea of guilty or nolo contendre by Mr. Ginsburg to a felony or certain criminal conduct against the Company, habitual neglect of or failure to perform his duties to the Company or any material breach of the CEO Agreement by Mr. Ginsburg.

        The above summary of the CEO Agreement is qualified in its entirety by reference to the full text of the Agreement, a copy of which was filed as an exhibit to the Current Report on Form 8-K filed by the Company on June 27, 2006.

Employment Agreement with Omar A. Choucair

        On June 22, 2006, the Company entered into an Amended and Restated Employment Agreement with our Chief Financial Officer, Omar A. Choucair. Pursuant to the Amended and Restated Employment Agreement between Mr. Choucair and the Company (the "CFO Agreement"), the Company agreed to employ Mr. Choucair as its Chief Financial Officer from the date of the Agreement through May 31, 2009. Under the CFO Agreement, Mr. Choucair is entitled to an annualized base salary of $250,000 for the period June 1, 2006 through May 31, 2007 (increasing to $260,000 and $270,000 on the anniversaries of the CFO Agreement during its term), and is eligible for an annual bonus of $75,500 for the term of the Agreement. The Company retained the right to increase the base compensation as it deems necessary. In addition, Mr. Choucair is entitled to participate in the Company's stock option plans, is entitled to four weeks of paid vacation per calendar year and is to receive a car allowance totaling $500 per month for the term of the CFO Agreement. Finally, during the term of the Agreement, the Company shall pay the amount of premiums or other costs incurred for the coverage of Mr. Choucair and his spouse and dependent family members under the Company's health plan.

        The CFO Agreement also includes provisions respecting severance, non-solicitation, non-competition, and confidentiality obligations. Pursuant to the CFO Agreement, if he terminates his employment for Good Reason (as described below), or, is terminated prior to the end of the Employment Term by the Company other than for Cause (as described below) or death, he shall be entitled to all remaining salary to the end of the Employment Term, plus salary from the end of the Employment Term through the end of the third anniversary of the Date of Termination, at the rate of salary in effect on the Date of Termination in a lump sum payment. He shall have no obligation to seek other employment and any income so earned shall not reduce the foregoing amounts. If he is terminated by the Company for Cause (as described below), or at the end of the Employment Term, he shall not be entitled to further compensation. Following the end of the Employment Term, upon termination of his employment with the Company for any reason other than Cause, but upon ninety days prior written notice if such termination is by him, the Company shall pay to him his salary as then in effect for a period of six months. Under the CFO Agreement, Good Reason includes the assignment of duties inconsistent with his title, a material reduction in salary and perquisites, the relocation of the Company's principal office by 20 miles, the transfer to an office other than the principal office or a material breach of the Agreement by the Company. Under the CFO Agreement, Cause includes conviction of or a plea of guilty or nolo contendre by Mr. Choucair to a felony or certain criminal conduct against the Company, habitual neglect of or failure to perform his duties to the Company or any material breach of the CFO Agreement by Mr. Choucair.

        The above summary of the CFO Agreement is qualified in its entirety by reference to the full text of the Agreement, a copy of which was filed as an exhibit to the Current Report on Form 8-K filed by the Company on June 27, 2006.

Employment Agreement with Neil H. Nguyen

        On August 30, 2006, the Company entered into an Amended and Restated Employment Agreement with our Executive Vice President of Sales and Operations, Neil H. Nguyen. Pursuant to the Amended and Restated Employment Agreement between Mr. Nguyen and the Company (the "Nguyen Agreement"), the Company agreed to employ Mr. Nguyen as its Executive Vice President of Sales and Operations from the date of the Agreement through July 1, 2009. Under his agreement, Mr. Nguyen is entitled to an annualized base salary of $210,000 for the period July 1, 2006 through June 30, 2007 (increasing to $230,000 and $240,000 on the anniversaries of the Nguyen Agreement during its term), and is eligible for an annual bonus of $75,000 each year for the term of the Nguyen Agreement. Half of the annual bonus is based on acquiring new customers and existing customer retention. The remaining 50% of the annual bonus is determined in the sole discretion of the Compensation Committee. The Company retained the right to increase the base compensation as it deems necessary. Mr. Nguyen earns a commission which is based on the amount of ADS revenue recognized by the Company. Sales commissions are paid monthly, and are increased if revenues exceed certain budgeted targets. During fiscal 2007, Mr. Nguyen earned and was paid $77,472 in sales commissions. In addition, Mr. Nguyen is entitled to participate in the Company's stock option plans, is entitled to four weeks of paid vacation per calendar year and is to receive a car allowance totaling $500 per month for the term of the Nguyen Agreement. Finally, during the term of the Agreement, the Company shall pay the amount of premiums or other costs incurred for the coverage of Mr. Nguyen and his spouse and dependent family members under the Company's health plan.

        The Nguyen Agreement also includes provisions respecting severance and confidentiality obligations. Pursuant to the Nguyen Agreement, if he terminates his employment for Good Reason (as described below), or, is terminated prior to the end of the Employment Term by the Company other than for Cause (as described below), he shall be entitled to the greater of (i) all remaining salary to the end of the Employment Term or (ii) one year of salary. If he is terminated by the Company for Just Cause (as described below), or at the end of the Employment Term, he shall not be entitled to further compensation. Under the Nguyen Agreement, Good Reason includes the assignment of duties inconsistent with his title, a material reduction in salary and perquisites, the requirement by the Company for Mr. Nguyen to move out of the State of California, a reduction in title below "Executive Vice President," a material breach of the Nguyen Agreement by the Company, or in the event of a change in control of the Company in which the successor does not assume the Nguyen Agreement or the surviving entity terminates the employment of Mr. Nguyen within one year of the change in control, other than for Just Cause. Under the Nguyen Agreement, Just Cause includes commission of an act of fraud, theft or embezzlement or conviction of fraud or other crime involving moral turpitude, failure or refusal to follow the lawful directives of the Board, habitual neglect of or failure to perform his duties to the Company or any material breach of the Nguyen Agreement by the employee.

        The above summary of the Nguyen Agreement is qualified in its entirety by reference to the full text of the Agreement, a copy of which was filed as an exhibit to our Annual Report on Form 10-K/A filed by the Company on April 27, 2007.

Employment Agreement with Pamela Maythenyi

        Effective September 1, 2007 the Company entered into an Employment Agreement with our Senior Vice President of SourceEcreative. Pursuant to the Employment Agreement between Ms. Maythenyi and the Company (the "Maythenyi Agreement"), the Company agreed to employ Ms. Maythenyi to be in charge of SourceEcreative, one of its principal business units from the date of the Maythenyi Agreement through September 1, 2010. Under her agreement, Ms. Maythenyi is entitled to an annualized base salary of $195,000 for the period September 1, 2007 through September 1, 2008 (increasing to $210,000 and $220,000 on the anniversaries of the Maythenyi Agreement during its term), and is eligible for an annual bonus of $30,000 each year for the term of the Maythenyi Agreement. The amount of the annual bonus is increased by the percentage annual revenues for her business unit exceeds the budgeted amount for that fiscal period. The annual bonus is not paid if the business unit fails to achieve a certain percentage of budgeted revenue. In addition, Ms. Maythenyi is entitled to participate in the Company's stock option plans. Furthermore, she is entitled to four weeks of paid vacation per calendar year. The Maythenyi Agreement also includes provisions respecting severance, covenants against competition, and confidentiality obligations. Pursuant to the Maythenyi Agreement, if she is terminated prior to the end of the term by the Company other than for Just Cause (as described below), she shall be entitled to all remaining salary to the end of the Employment Term. If she is terminated by the Company for Just Cause (as described below), or at the end of the Employment Term, she shall not be entitled to further compensation. Under the Maythenyi Agreement, Just Cause includes conviction of or a plea of guilty or nolo contendre by the employee to a felony or certain criminal conduct against the Company, habitual neglect of or failure to perform her duties to the Company or any material breach of the Maythenyi Agreement by the employee.

        The above summary of the Maythenyi Agreement is qualified in its entirety by reference to the full text of the Agreement, a copy of which was filed as an exhibit to the Current Report on Form 8-K filed by the Company on November 2, 2007.

Outstanding Equity Awards at Fiscal Year-End

        The following table shows grants of stock options and grants of unvested stock awards outstanding on December 31, 2007, the last day of our fiscal year, to each of the individuals named in the Summary Compensation Table.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#)(1) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Scott K. Ginsburg	43,330 5,000 2,500 35,417	— — — 64,583	21.60 33.10 12.90 5.88	November 29, 2009 January 18, 2008 February 20, 2009 July 12, 2013
Omar A. Choucair	17,332 5,000 25,000 2,500 14,167	— — — — 25,833	21.60 33.10 12.90 26.00 5.88	November 29, 2009 January 18, 2008 February 20, 2009 May 16, 2010 July 12, 2013
Neil H. Nguyen	2,063 14,167	937 25,833	12.60 5.88	March 30, 2012 July 12, 2013
Pamela Maythenyi	2,083 1,458 7,083 833	417 1,042 12,917 1,667	13.00 6.50 5.88 8.14	August 31, 2011 August 31, 2012 July 12, 2013 August 31, 2013

(1)
Options will vest 25% on the first anniversary of the date of grant, and the remainder vests ratably over each of the 36 months thereafter.

Option Exercises and Stock Vested

        None of the individuals named in the Summary Compensation Table have ever exercised stock options. Furthermore, the Company has never issued restricted stock awards to the individuals named in the Summary Compensation Table.

Pension Benefits

        We do not have any qualified or non-qualified defined benefit pans.

Potential Payments upon Termination or Change of Control

        Generally, regardless of the manner in which a named executive officer's employment terminates, such officer is entitled to receive amounts earned during their term of employment. Such amounts include:

  •
  the portion of the executive's base salary that has accrued prior to any termination and not yet been paid;

  •
  unused vacation pay; and

  •
  distribution from the Company's 401(k) plan (assuming the executive participated in the plan).

In addition, we are required to make the additional payments and/or provide additional benefits to the individuals named in the Summary Compensation Table in the event of a termination of employment or a change of control, as set forth below.

2006 Long-Term Stock Incentive Plan

        The 2006 Plan has been adopted to replace the Company's 1992 Stock Option Plan. In addition, because the Director Plan has expired recently, the 2006 Plan has been prepared in a manner to enable stock awards to be granted to members of our Board of Directors. When the 2006 Plan was approved by our stockholders, the 1992 Plan terminated and the shares identified above as remaining for future grants under the 1992 Plan ceased to be available for grants under the 1992 Plan. The number of shares subject to the 2006 Plan is 1,100,000 shares.

Termination or Change-in-Control Payments

        Set forth below is a discussion of the payments and benefits payable to our executive officers upon their respective terminations under various circumstances. The multiples of compensation that are payable under these circumstances were determined by the Compensation Committee to be appropriate and consistent with arrangements for executives in similar positions in the industry group. The potential payments and benefits under these arrangements were considered by the Compensation Committee in connection with the other elements of compensation in order to achieve a package of benefits that is appropriate for each executive officer.

  Scott K. Ginsburg, Chairman and Chief Executive Officer

        Pursuant to terms of the 1992 Plan, under which Mr. Ginsburg's options are issued, in the event of a change of control, 50% of the unvested portion of stock options held by Mr. Ginsburg which have not previously vested shall immediately and fully vest and shall remain exercisable for at least 15 days. If Mr. Ginsburg's employment is terminated by us or by Mr. Ginsburg for any reason, any unvested portion of his stock options will be immediately cancelled, and any vested portion thereof shall remain exercisable by Mr. Ginsburg for a period of up to three months from the date of termination. If Mr. Ginsburg's employment is terminated as a result of his death or disability, then immediately upon the date of Mr. Ginsburg's termination, any unvested portion of his stock options will be immediately cancelled, and any vested portion thereof shall remain exercisable by Mr. Ginsburg for a period of six months from the date of termination.

        The following table summarizes the potential payments to Mr. Ginsburg assuming his employment with us was terminated or a change of control occurred on December 31, 2007, the last day of our most recently completed fiscal year.

Benefits and Payments	Change of Control	Termination upon Death or Disability	Termination by us without Cause or by Mr. Ginsburg for Good Reason
Base Salary	$375,000	$—	$375,000
Bonus	$—	$—	$—
Acceleration of Vesting of Options:
Number of Stock Options and Value(1)	32,292	—	—
	$638,084	$—	$—

Total	$1,013,084	$—	$375,000

(1)
Value upon change of control is calculated using a value of our common stock of $25.64 per share, the closing price of our common stock on December 31, 2007, the last trading day in the fiscal year, less the exercise price of the option of $5.88 per share.

  Omar A. Choucair, Chief Financial Officer

        Pursuant to terms of the 1992 Plan, under which Mr. Choucair's options are issued, in the event of a change of control, 50% of the unvested portion of stock options held by Mr. Choucair which have not previously vested shall immediately and fully vest and shall remain exercisable for at least 15 days. If Mr. Choucair's employment is terminated by us or by Mr. Choucair for any reason, any unvested portion of his stock options will be immediately cancelled, and any vested portion thereof shall remain exercisable by Mr. Choucair for a period of up to three months from the date of termination. If Mr. Choucair's employment is terminated as a result of his death or disability, then immediately upon the date of Mr. Choucair's termination, any unvested portion of his stock options will be immediately cancelled, and any vested portion thereof shall remain exercisable by Mr. Choucair for a period of six months from the date of termination.

        The following table summarizes the potential payments to Mr. Choucair assuming his employment with us was terminated or a change of control occurred on December 31, 2007, the last day of our most recently completed fiscal year.

Benefits and Payments	Change of Control	Termination upon Death or Disability	Termination by us without Cause or by Mr. Choucair for Good Reason
Base Salary	$780,000	$—	$780,000
Bonus	$—	$—	$—
Acceleration of Vesting of Options:
Number of Stock Options and Value(1)	12,917	—	—
	$255,230	$—	$—

Total	$1,035,230	$—	$780,000

(1)
Value upon change of control is calculated using a value of our common stock of $25.64 per share, the closing price of our common stock on December 31, 2007, the last trading day in the fiscal year, less the exercise price of the option of $5.88 per share.

  Neil H. Nguyen, Executive Vice President of Sales and Operations

        Pursuant to terms of the 1992 Plan, under which Mr. Nguyen's options are issued, in the event of a change of control, 50% of the unvested portion of stock options held by Mr. Nguyen which have not previously vested shall immediately and fully vest and shall remain exercisable for at least 15 days. If Mr. Nguyen's employment is terminated by us or by him for any reason, any unvested portion of his stock options will be immediately cancelled, and any vested portion thereof shall remain exercisable by Mr. Nguyen for a period of up to three months from the date of termination. If his employment is terminated as a result of his death or disability, then immediately upon the date of Mr. Nguyen's termination, any unvested portion of his stock options will be immediately cancelled, and any vested portion thereof shall remain exercisable by Mr. Nguyen for a period of six months from the date of termination.

        The following table summarizes the potential payments to Mr. Nguyen assuming his employment with us was terminated or a change of control occurred on December 31, 2007, the last day of our most recently completed fiscal year.

Benefits and Payments	Change of Control	Termination upon Death or Disability	Termination by us without Cause or by Mr. Nguyen for Good Reason
Base Salary	$—	$—	$355,000
Bonus	$—	$—	$—
Acceleration of Vesting of Options:
Number of Stock Options and Value(1)	13,385	—	—
	$261,347	$—	$—

Total	$261,347	$—	$355,000

(1)
Value upon change of control is calculated using a value of our common stock of $25.64 per share, the closing price of our common stock on December 31, 2007, the last trading day in the fiscal year, less the exercise price of the options.

  Pamela Maythenyi, Senior Vice President, SourceEcreative

        Pursuant to terms of the 1992 Plan and 2006 Plan, under which Ms. Maythenyi's options are issued, in the event of a change of control, 50% of the unvested portion of stock options held by Ms. Maythenyi which have not previously vested shall immediately and fully vest and shall remain exercisable for at least 15 days. If Ms. Maythenyi's employment is terminated by us or by her for any reason, any unvested portion of her stock options will be immediately cancelled, and any vested portion thereof shall remain exercisable by Ms. Maythenyi for a period of three months from the date of termination. If her employment is terminated as a result of her death or disability, then immediately upon the date of Ms. Maythenyi's termination, any unvested portion of her stock options will be immediately cancelled, and any vested portion thereof shall remain exercisable by her for a period of six months from the date of termination.

        The following table summarizes the potential payments to Ms. Maythenyi assuming her employment with us was terminated or a change of control occurred on December 31, 2007, the last day of our most recently completed fiscal year.

Benefits and Payments	Change of Control	Termination upon Death or Disability	Termination by us without Cause or by Ms. Maythenyi for Good Reason
Base Salary	$—	$—	$560,000
Bonus	$—	$—	$—
Acceleration of Vesting of Options:
Number of Stock Options and Value(1)	16,042	—	—
	$154,802	$—	$—

Total	$154,802	$—	$560,000

(1)
Value upon change of control is calculated using a value of our common stock of $25.64 per share, the closing price of our common stock on December 31, 2007, the last trading day in the fiscal year, less the exercise price of the options.

Director Compensation

  Director Compensation Table

        The following table sets forth a summary of the compensation earned by our Directors and/or paid to certain of our Directors pursuant to the Company's compensation policies for the fiscal year ended December 31, 2007, other than Scott K. Ginsburg, our Chairman and Chief Executive Officer, and Omar A. Choucair, our Chief Financial Officer and Director.

Name	Fees Earned ($)	Option Awards ($)(1)		Total ($)
William Donner	$30,000	8,134	(2)	38,134
Lisa Gallagher	23,000	8,134	(2)	31,134
Kevin C. Howe	30,000	21,996	(2)(3)	51,996
David M. Kantor	24,500	21,996	(2)(3)	46,496
Anthony J. LeVecchio	44,750	21,996	(2)(3)	66,746

(1)
See Note 13 to our consolidated financial statements included in our Annual Report on Form 10-K for our fiscal year ended December 31, 2007 for details as to the assumptions used to determine the fair value of option awards.

(2)
Includes $8,134 of compensation expense incurred by us in fiscal year 2007 in connection with a grant of 2,000 shares of restricted stock on April 11, 2007. The shares vest over a three year period. Accordingly, the Company is recognizing expense over the vesting period, based on the fair market value of the stock at the date of grant.

(3)
Represents the compensation expense incurred by us in fiscal year 2007 in connection with grants of options to purchase 10,000 shares of common stock on May 26, 2006 at an exercise price of $5.30, calculated in accordance with SFAS 123(R).

  Director Compensation Policy

        Messrs. Ginsburg and Choucair, our Chairman and Chief Executive Officer, and Chief Financial Officer and Director, respectively, are not paid any fees or other compensation for services as a member of our Board of Directors or of any committee of our Board of Directors.

        The non-employee members of our Board of Directors receive compensation for services provided as a director as well as reimbursement for documented reasonable expenses incurred in connection with attendance at meetings of our Board of Directors and the committees thereof. The Company pays its directors an annual cash retainer of $12,000 plus $1,500 per Board of Directors meeting attended, plus $1,500 per meeting of each committee or special assignments of the Board of Directors. Mr. LeVecchio is paid an additional $13,000 annual cash retainer as Chairman of the Audit Committee.

        Members of our Board of Directors are also eligible to receive stock option grants both upon joining the Board of Directors and on an annual basis in line with recommendations by the Compensation Committee, which grants for 2007 were restricted stock grants under our 2006 Plan, and which vest ratably over four years.

Guarantor Agreement with Scott K. Ginsburg

        In connection with the Company's acquisition of Media DVX, a $6.5 million promissory note was issued to the seller of Media DVX, payable over three years with an interest rate of the one month LIBOR rate for the applicable period with principal and then accrued interest due as follows: $1.5 million due on April 15, 2006, $2.0 million due on April 15, 2007, and $3.0 million due on April 15, 2008. However, during the fourth quarter of 2006, the Company retired the entire remaining balance of this obligation through a combination of issuing common stock and cash. The Company paid accrued interest on the promissory note on a quarterly basis. The promissory note was personally guaranteed by Scott K. Ginsburg, the Company's Chief Executive Officer and Chairman of the Board. Mr. Ginsburg's personal guarantee of the Company's debt was evaluated for the purpose of determining an amount to compensate him for such guarantee. The Company completed its valuation which determined that the improved interest rate obtained by the Company as a direct result of the personal guarantee was worth approximately $0.6 million over the term of the loan. For the years ended December 31, 2007 and 2006 respectively, the Company has recognized additional interest expense of $0 and $0.3 million associated with the guarantee. Amounts paid to Mr. Ginsburg associated with this guarantee were $0.3 million and $0.2 million, for the years ended December 31, 2007 and 2006, respectively.

Employee Benefit Plans

        We sponsor a 401(k) plan covering employees who meet certain defined requirements. Under the terms of our 401(k) plan, participants may elect to make contributions on a pre-tax and after-tax basis, subject to certain limitations under the Internal Revenue Code and we may match a percentage of employee contributions, on a discretionary basis, as determined by our Board of Directors. We currently match 1% of the participating employees' salary who contribute at least 3% of their salary. We may make other discretionary contributions to the 401(k) plan pursuant to a determination by our Board of Directors, although, to date, no such other discretionary contributions have been made.

Compensation Committee Interlocks and Insider Participation

        The current members of the Compensation Committee are Messrs. Howe (Chairman) and Kantor, and Ms. Gallagher. There were no other members of the committee during 2007. All current members of the Compensation Committee are "independent directors" as defined under the Nasdaq Marketplace Rules. None of these individuals were at any time during 2007, or at any other time, an officer or employee of the Company.

        No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.

Certain Relationships and Related Transactions

        Our Audit Committee reviews and approves in advance all related party transactions in accordance with its written charter in order to determine whether or not the proposed transaction is fair to, and in the best interests of the Company. None of the Company's directors or executive officers (1) has entered into any transaction or series of similar transactions with the Company except as described below, (2) has any relationship, or has had any relationship with the Company except as described below, or (3) has outstanding indebtedness to the Company, which (in any case) requires disclosure under Item 404 of the SEC's Regulation S-K.

        Prior to its execution and delivery, the Board of Directors and the Audit Committee reviewed the Media DVX transaction in detail and determined it was in the best interest of the Company to move forward with the acquisition of the Media DVX assets.

        However, the Company did not have the borrowing capacity to fully finance the $10 million purchase price through the Company's existing credit facility in April 2005. Accordingly, the Board of Directors, Audit Committee and the Media DVX selling shareholder negotiated a $6.5 million promissory note as part of the purchase price. The Media DVX selling shareholder demanded a personal guarantee from Mr. Ginsburg as security on the three year $6.5 million promissory note.

        Consistent with its written charter, the Audit Committee and the Board of Directors approved and ratified the asset purchase agreement, the promissory note and the personal guarantor agreement in connection with the purchase of the Media DVX assets. Mr. Ginsburg's personal guarantee of the Company's debt was evaluated for the purpose of determining an amount to compensate him for such guarantee. The Company completed its valuation which determined that the improved interest rate obtained by the Company as a direct result of the personal guarantee was worth approximately $0.6 million over the term of the loan. The Audit Committee and the Board of Directors each determined that the compensation payable to Mr. Ginsburg was fair to, and in the best interests of the Company and its stockholders.

        In connection with the Company's acquisition of Media DVX, the $6.5 million promissory note was issued to the seller of Media DVX and was payable over three years with an interest rate of the one month LIBOR rate for the applicable period with principal and then accrued interest due as follows: $1.5 million due on April 15, 2006, $2.0 million due on April 15, 2007, and $3.0 million due on April 15, 2008. However, during the fourth quarter of 2006, the Company retired the entire remaining balance of this obligation through a combination of issuing common stock and cash. The Company paid accrued interest on the promissory note on a quarterly basis. For the years ended December 31, 2006 and 2005 respectively, the Company has recognized additional interest expense of $0.3 million and $0.1 million associated with the guarantee. Amounts paid to Mr. Ginsburg associated with this guarantee were $0.3 million and $0.2 million, for the years ended December 31, 2007 and 2006, respectively.

  Director Independence

        The Board of Directors has determined, after considering all of the relevant facts and circumstances, that each of Mr. Howe, Mr. Kantor, Mr. LeVecchio, Mr. Donner and Ms. Gallagher are independent from our management, as an "independent director" as defined under the Nasdaq Marketplace Rules. This means that none of those directors (1) is an officer or employee of the Company or its subsidiaries or (2) has any direct or indirect relationship with the Company that would interfere with the exercise of his or her independent judgment in carrying out the responsibilities of a director. As a result, the Company has a majority of independent directors as required by the Nasdaq Marketplace Rules.

AUDIT COMMITTEE REPORT

        The Audit Committee acts under the Amended and Restated Charter of the Audit Committee of the Board of Directors (the "Audit Committee"), which was adopted by the Board of Directors on September 24, 2004. Pursuant to rules adopted by the SEC designed to improve disclosures related to the functioning of corporate audit committees and to enhance the reliability and credibility of financial statements of public companies, the Audit Committee submits the following report:

        The Audit Committee is responsible for providing independent, objective oversight of the Company's accounting functions and internal controls. The Audit Committee is composed of three directors, each of whom is independent as defined under the Nasdaq Marketplace Rules.

        Management is responsible for the Company's internal controls and financial reporting process. The independent accountants are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and to issue a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes.

        In connection with these responsibilities, the Audit Committee had several meetings with management to review and discuss the December 31, 2007 financial statements. The Audit Committee also discussed with the independent accountants the matters required by Statement on Auditing

Standards No. 61, Codification of Statements on Auditing Standards. The Audit Committee also received written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and the Audit Committee discussed with the independent accountants that firm's independence.

        Based upon the Audit Committee's discussions with management and the independent accountants and the Audit Committee's review of the representations of management and the independent accountants, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2007, filed with the SEC.

        The Audit Committee has considered whether the services provided under other non-audit services are compatible with maintaining the auditor's independence.

Respectfully submitted,
THE AUDIT COMMITTEE (for the year ended December 31, 2007)
Anthony J. LeVecchio Kevin C. Howe William Donner

PRINCIPAL ACCOUNTANT FEES AND SERVICES

        On August 29, 2007, the Audit Committee of the Board of Directors of the Company dismissed KPMG LLP ("KPMG") as the Company's principal accountants.

        The audit reports of KPMG on the Company's consolidated financial statements as of and for the years ended December 31, 2006 and 2005 did not contain an adverse opinion or disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope or accounting principles, except as follows: as to 2006, KPMG's report included an explanatory paragraph regarding the Company's accounting change required by SFAS No. 123R, "Share-Based Payment", and Securities Exchange Commission Staff Accounting Bulletin No. 108, "Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in the Current Year Financial Statements."

        The decision to change accountants was approved by the Audit Committee in connection with the Committee's solicitation of bids for the Company's audit engagement.

        During the two fiscal years ended December 31, 2006 and 2005 and the subsequent interim period through August 29, 2007, there were no (1) disagreements between the Company and KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to their satisfaction, would have caused them to make reference in connection with their opinion or (2) "reportable events," as such term is defined in Item 304(a)(1)(v) of Regulation S-K, except that KPMG advised the Company of material weaknesses in the Company's internal controls over financial reporting for business combinations and stock compensation as of December 31, 2006 related to the lack of sufficient personnel with adequate knowledge regarding these areas, as well as adequate policies and procedures to ensure transactions were accounted for in accordance with generally accepted accounting principles.

        The Company engaged the accounting firm of Ernst & Young LLP on August 30, 2007 as the principal accountant to audit the Company's consolidated financial statements for the year ending December 31, 2007. During the Company's two most recent fiscal years and any subsequent interim period prior to the engagement of Ernst & Young LLP, the Company did not consult with Ernst &

Young LLP regarding (i) the application of accounting principles to a specified transaction, either completed or proposed; (ii) the type of audit opinion that might be rendered on the Company's financial statements; or (iii) any matter that was the subject of a disagreement or reportable event as defined in Items 304(a)(1)(iv) and (v), respectively, of Regulation S-K with the Company's former accountant.

        The Audit Committee of expects to reappoint Ernst & Young, LLP to serve as independent auditors of the Company for the year ended December 31, 2008. It is anticipated that representatives for Ernst & Young, LLP will be present at the Annual Meeting, will have an opportunity to make a statement, and will be available to respond to appropriate questions. The following is a summary of the fees billed to the Company by the principal accountant for professional services rendered for the fiscal years ended December 31, 2007 and December 31, 2006:

	Years Ended December 31,
	2007 Ernst & Young	2006 KPMG
Audit Fees	$1,060,950	$951,639
Audit Related Fees	—	25,408
Tax Fees	—	197,500
All Other Fees	—	—

Total	$1,060,950	$1,174,547

  Audit Fees

        These are fees for professional services for the audit of the Company's annual financial statements, and for the review of the financial statements included in the Company's filings on Form 10-Q, and for services that are normally provided in connection with statutory and regulatory filings or engagements, including fees relating to compliance with the provisions of the Sarbanes-Oxley Act, Section 404, and audits of acquired entities. The amount for 2006 includes approximately $172,000 for the Registration Statements on Forms S-3, S-4, and S-8.

  Audit-Related Fees

        We paid KPMG $25,408 in 2006 for services related to auditing our 401(k) plan.

  Tax Fees

        The amounts shown are fees paid to KPMG associated with tax compliance and tax consultation.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

        Consistent with the policies of the Securities and Exchange Commission regarding auditor independence, the Audit Committee has the responsibility, pursuant to its written charter, for appointing, setting compensation and overseeing the work of our independent registered public accounting firm. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm. The Audit Committee's policy is to approve all audit and non-audit services provided by our independent registered public accounting firm prior to the commencement of the services using a combination of pre-approvals for certain engagements up to predetermined dollar thresholds in accordance with the pre-approval policy and specific approvals for certain engagements on a case-by-case basis. The Audit Committee has delegated authority to the committee chair to pre-approve between committee meetings those services that have not already been pre-approved by the committee.

The chair is required to report any such pre-approval decisions to the full committee at its next scheduled meeting.

STOCKHOLDERS' PROPOSALS

        Proposals of stockholders intended to be presented at the 2009 annual meeting of stockholders must be received by the Company at its offices at 750 W. John Carpenter Freeway, Suite 700, Irving, Texas, 75039, not later than January 9, 2009 and satisfy the conditions established by the SEC for stockholder proposals to be included in the Company's proxy statement for that meeting. If a stockholder intends to submit a proposal from the floor of the Company's 2009 annual meeting, which is not eligible for inclusion in the proxy statement and form of proxy relating to that meeting, the stockholder must provide written notice to the Company no later than March 23, 2009. If such a stockholder fails to comply with the foregoing notice provision, the proxy holders will be allowed to use their discretionary voting authority when the proposal is raised at the 2009 annual meeting.

AVAILABLE INFORMATION

        The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of such material can also be obtained at prescribed rates by writing to the Public Reference Section of the Commission at 100 F Street, N.E., Washington, D.C. 20549. In addition, such reports, proxy statements and other information are available from the Edgar filings obtained through the SEC's website http://www.sec.gov.

MISCELLANEOUS

        The Board of Directors knows of no business other than that set forth above to be transacted at the Annual Meeting. If other matters requiring a vote of the stockholders arise, the persons designated as proxies will vote the shares represented by the proxies in accordance with their best judgment and Rule 14a-4 under the Exchange Act.

By Order of the Board of Directors,

Omar A. Choucair Secretary
May 8, 2008

THE UNDERSIGNED HEREBY REVOKES ANY PROXY OR PROXIES HERETOFORE GIVEN TO VOTE UPON OR ACT WITH RESPECT TO SUCH COMMON STOCK AND HEREBY RATIFIES AND CONFIRMS ALL THAT THE PROXIES, THEIR SUBSTITUTES OR ANY OF THEM MAY LAWFULLY DO BY VIRTUE HEREOF.

Mark Here for Address Change or Comments ☐
PLEASE SEE REVERSE SIDE

1.    To elect three directors to serve a three-year term expiring in 2011 or, until his successor has been duly elected and qualified.

	FOR	WITHHOLD AUTHORITY
01 William Donner	☐	☐
02 Kevin C. Howe	☐	☐
03 Anthony J. LeVecchio	☐	☐

Please date this proxy and sign your name exactly as it appears hereon. Where there is more than one owner, each should sign.When signing as an attorney, administrator, executor, guardian or trustee, please add your title as such. If executed by a corporation, the proxy should be signed by a duly authorized officer.

Signature	Title	Signature of Stockholder	Date	2008

Please mark, sign, date and return your proxy promptly in the enclosed envelope whether or not you plan to attend the Annual Meeting. No postage is required. You may nevertheless vote in person if you do attend.

—FOLD AND DETACH HERE—

FORM OF PROXY

DG FastChannel, Inc.
750 W. John Carpenter Frwy., Suite 700
Irving, Texas 75039

This proxy is solicited on behalf of the DG FastChannel, Inc. Board of
Directors for the Annual Meeting on June 5, 2008

          The undersigned hereby appoints Scott Ginsburg and/or Omar Choucair, proxies, with the powers the undersigned would possess if personally present, and with full power of substitution, to vote all shares of the undersigned in DG FastChannel, Inc. at the Annual Meeting of stockholders to be held at the Wingate Inn, 850 W. Walnut Hill Lane, Irving, Texas 75038, at 10:00 a.m., central time, on June 5, 2008, and at any adjournment or postponement thereof, upon all subjects that may properly come before the meeting, including the matters described in the proxy statement furnished with the proxy card, subject to any directions indicated on the other side of the proxy card.

If no directions are given, the proxies will vote for the nominees for director listed on the other side of this proxy card. In the event that any other matter may properly come before the meeting, or any adjournment or postponement thereof, the proxies are authorized, at their discretion, to vote the matter.

Please sign on the other side of the card and return it promptly to Mellon Investor Services. If you do not sign and return a proxy card, or attend the meeting and vote by the ballot, your shares cannot be voted.

(Continued, and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

—FOLD AND DETACH HERE—

QuickLinks

  May 8, 2008
DG FASTCHANNEL, INC. 750 W. John Carpenter Freeway, Suite 700 Irving, Texas 75039
Notice of Annual Meeting of Stockholders to be held June 5, 2008
DG FASTCHANNEL, INC. 750 W. John Carpenter Freeway, Suite 700 Irving, Texas 75039 972-581-2000
PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS To Be Held June 5, 2008
PURPOSE OF MEETING
VOTING RIGHTS AND SOLICITATION OF PROXIES
ELECTION OF DIRECTORS
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE NOMINEES FOR THE BOARD OF DIRECTORS.
AUDIT COMMITTEE REPORT
PRINCIPAL ACCOUNTANT FEES AND SERVICES
STOCKHOLDERS' PROPOSALS
AVAILABLE INFORMATION
MISCELLANEOUS